Exhibit 10.32

Amended and Restated Change in Control Agreement

Intevac, Inc. (hereafter referred to as “Intevac” or the “Company”) employs you, Colin Dickinson, and desires to provide certain benefits to you in the event of a Change in Control as described herein and your employment terminates thereafter under certain conditions. Accordingly, you and the Company agree as follows:

1.1	For purposes of this Amended and Restated Change in Control Agreement (the “Agreement”), the term “Change in Control” has the meaning assigned to it in the Company’s 2020 Equity Incentive Plan.

1.2

Termination after a Change in Control. In the event that within twelve (12) months following a Change in Control, the Company terminates your employment without Cause (as defined below) or you resign for Good Reason (as defined below) (a “Change in Control Termination”), (a) the Company will provide you with severance in the amount of twelve (12) months of your then existing base salary, paid, less payroll deductions and all required withholdings, in equal installments on the Company’s normal payroll schedule over a period of twelve (12) months following your termination of employment with the Company (the “Severance Period”); (b) immediate vesting of each of your then-outstanding Company equity awards as to 100% of the then unvested number of shares subject to each such Company equity award; provided, however, that any Company equity award held by you that, at any time such Company equity award was outstanding, was subject to performance-based vesting, will instead be treated as provided in the award agreement related to such Company equity award; (c) subject to the next paragraph in this Section 1.2, the Company will either, at the Company’s election, reimburse you for the payments you make, or pay directly to the insurance provider the premiums, for medical, vision and dental coverage for you and your eligible dependents under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or comparable state law (“COBRA”) during the Severance Period or until you have secured other employment that provides group health insurance coverage, whichever occurs first, provided you timely elect COBRA coverage, remain eligible for COBRA continuation coverage and, with respect to reimbursements, pay for COBRA coverage; (d) payment of a lump sum equal to 100% of your annual target bonus amount for the year in which your termination occurs; (e) payment of a lump sum equal to a prorated portion of your annual target bonus for the year in which your termination occurs, with the proration based on the number of completed days in such year for which you were employed by the Company as of the termination date; and (f) if bonuses for the calendar year preceding the year in which the termination date occurs have not been paid as of the termination date and have not been determined to be zero for such year, a lump sum bonus payment equal to the amount that would have been paid to you had you remained employed through the bonus payment date, calculated based on actual performance and the terms of the applicable bonus plan. As a precondition of receiving the payments and benefits under this paragraph, you must, upon or following your separation from service, first sign and allow to become effective a general release of claims in favor of the Company in a form acceptable to the Company (the “Release”) and such Release must become effective and irrevocable no later than sixty (60) days following the Change in Control Termination (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, or if you do not comply with the terms of the Release, you will forfeit any rights to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective. Notwithstanding the foregoing, your employment with the Company will not be considered to have terminated, and you shall not be entitled to any of the payments and benefits under this paragraph, if you simultaneously or with no break in service are rehired or become an employee of another Intevac Entity; for the avoidance of doubt, in connection with any such simultaneous rehire or transfer, the terms of this Section 1.2 with respect to the termination of your employment with the Company shall apply to your employment with Intevac or such Intevac Entity, as applicable.

Exhibit 10.32

Any COBRA reimbursements under this Agreement will be made by the Company to you consistent with the Company’s normal expense reimbursement policy, provided that you submit documentation to the Company substantiating your payments for COBRA coverage. However, if the Company determines in its sole discretion that it cannot, without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), provide any COBRA reimbursements or direct payments of COBRA premiums under this Agreement (either, the “COBRA Benefits”) that otherwise would be due to you under this Section 1.2, the Company will, in lieu of any such COBRA Benefits to which you are entitled under Section 1.2 of this Agreement, provide to you a taxable monthly payment (“Healthcare Premium Payment”) in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage at coverage levels in effect immediately prior to your termination (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether you elect COBRA continuation coverage. Any Healthcare Premium Payments will cease to be provided when, COBRA Benefits would have ceased under this Section 1.2 (for avoidance of doubt, as if you were eligible for COBRA Benefits for the maximum period set forth in the prior paragraph of this Section 1.2). For the avoidance of doubt, the taxable payments in lieu of COBRA Benefits may be used for any purpose, including, but not limited to, continuation coverage under COBRA, and will be subject to all applicable withholdings. Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the payments contemplated by this Section 1.2 without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), you will not receive such payment, any further COBRA Benefits or any payments or benefits in lieu thereof.

1.3

Definition of “Cause”. For purposes of this Agreement, “Cause” shall mean the occurrence of one or more of the following: (a) your indictment or conviction of any felony or crime involving moral turpitude or dishonesty; (b) your participation in any fraud against the Company or its successor; (c) breach of your duties to the Company or its successor, including, without limitation, persistent unsatisfactory performance of job duties; (d) intentional damage to any property of the Company or its successor; (e) willful conduct that is demonstrably injurious to the Company or its successor, monetarily or otherwise; (f) breach of any agreement with the Company or its successor, including your Proprietary information and Inventions Agreement; or (g) conduct by you that in the good faith and reasonable determination of the Company demonstrates gross unfitness to serve. Physical or mental disability or death shall not constitute Cause hereunder.

1.4

Definition of “Good Reason”. For purposes of this Agreement, your voluntary termination of employment with the company will be considered a termination for “Good Reason” if you resign your employment because one of the following events occurs without your consent: (a) a reduction of your then existing annual base salary by more than ten percent (10%), unless the then existing base salaries of other executive officers of the Company are accordingly reduced; (b) a material reduction in the package of benefits and incentives, taken as a whole, provided to you (not including raising of employee contributions to the extent of any cost increases imposed by third parties), except to the extent that such benefits and incentives of the other executive officers of the Company are similarly reduced; (c) assignment to you of any duties or any limitation of your responsibilities substantially inconsistent with your position, duties, responsibilities and status with the company immediately prior to the date of the Change in Control; or (d) relocation of the principal place of your employment to a location that is more than sixty (60) miles from your principal place of employment immediately prior to the date of the Change in Control. In order for an event to qualify as Good Reason, you must not resign without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of fifteen (15) days following the date of such notice, and such grounds must not have been cured during such time.

Exhibit 10.32

1.5

Limitation on Payments. If any payment or benefit you would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on the after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (i) first, any cash payments shall be reduced in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first cash payment to be reduced); (ii) next, any equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code shall be reduced (if two or more equity awards are granted on the same date, each equity award will be reduced on a pro-rata basis); (iii) next, any accelerated vesting of other equity awards shall be reduced in the reverse order of date of grant (i.e., the vesting of the most recently granted equity awards will be reduced first, and if more than one equity award was granted to you on the same date, all such awards will have their acceleration of vesting reduced pro rata); and (iv) finally, reduction of other employee benefits paid or provided to you in reverse chronological order (i.e., the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced). In no event will you have any discretion with respect to the ordering of payment reductions.

The Company or an accounting firm engaged by the Company, as determined in the sole discretion of the Company shall perform the calculations described above (the Company or accounting firm performing such calculations, the “Calculation Team”). The Company shall bear all expenses with respect to the determinations required to be made hereunder.

The Calculation Team engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at the time by you or the Company) or such other time as requested by you or the Company. If the Calculation Team determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish you and the Company with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the Calculation Team made hereunder shall be final, binding and conclusive upon you and the Company.

2.0	General Timing of Payments

2.1

Any severance payments and benefits under this Agreement will be paid on, or, in the case of installments, will not commence until the sixtieth (60th) day following your separation from service, or, if later, such time as required by Section 3.2 below; provided, however, that any acceleration of vesting of options and restricted stock will be provided on the Release effectiveness date. Except as required by Section 3.2 below, any installment payments or benefits that would have been made to you during the sixty (60) day period immediately following your separation from service but for the preceding sentence will be paid to you on the sixtieth (60th) day following your separation from service and the remaining payments shall be made as provided in the Agreement. In no event will you have discretion to determine the taxable year of payment of any severance payments or benefits.

Exhibit 10.32

3.0	Section 409A

3.1

Notwithstanding anything to the contrary in this Agreement, no Deferred Payments will be paid or otherwise provided until you have a “separation from service” from Intevac within the meaning of Section 409A. Similarly, no severance payment or benefit payable to you, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have a “separation from service” from Intevac within the meaning of Section 409A. In no event will you have discretion to determine the taxable year of payment of any Deferred Payments.

3.2

Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service from Intevac (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following your separation from service from Intevac, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service from Intevac. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your separation from service from Intevac, but before the six (6) month anniversary of such separation from service, then any payments delayed in accordance with this Section 3.2 will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

3.3

Any amount paid or benefit provided under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute a Deferred Payment for purposes of this Agreement. Any amount paid or benefit provided under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute a Deferred Payment for purposes of this Agreement. Any payments or benefits due under this Agreement will be paid as provided under this Agreement, but in no event later than the last day of your second taxable year following your taxable year in which your separation from service from the Company occurs.

3.4

For purposes of this Agreement, the term “Section 409A” means Section 409A of the Code, and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.

3.5

For purposes of this Agreement, “Deferred Payments” means any severance pay or benefits to be paid or provided to you pursuant to this Agreement and any other severance payments or separation benefits, that in each case, when considered together, are considered deferred compensation under Section 409A.

3.6

For purposes of this Agreement “Section 409A Limit” means two (2) times the lesser of: (x) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding your taxable year of your termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto, or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.

3.7

The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be exempt or so comply. You and the Company agree to work together in good faith to consider amendments to

Exhibit 10.32

this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to you under Section 409A. In no event will the Company or any successor have any liability or obligation to reimburse or indemnify, or hold you harmless for any taxes or costs that may be imposed on or incurred by you as a result of Section 409A.

4.0	General Provisions

4.1

Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal and enforceable consistent with the intent of the parties insofar as possible.

4.2

Entire Agreement. This Agreement, together with the Proprietary Information and Inventions Agreement, constitutes the entire and exclusive agreement between you and the Company, and it supersedes any prior agreement, promise, representation, or statement, written or otherwise, between you and the Company with regard to this subject matter, including, but not limited to, the Change in Control Agreement with the Company dated June 20, 2023. This Agreement is entered into without reliance or any promise, representation, statement or agreement other than those expressly contained or incorporated herein, and it cannot be modified or amended except in writing signed by you and a duly authorized officer of the Company.

4.3

Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by you, the company and your and its respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

4.4

Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California as applied to contracts made and to be performed entirely within California.

[Remainder of Page Intentionally Left Blank]

Exhibit 10.32

To indicate your acceptance of the terms of this Agreement, please sign and date this Agreement and return the signed document to me.

Sincerely,

/s/ KEVIN BARBER
Kevin Barber
Chairman of the Board of Directors of Intevac, Inc.

Accepted and agreed:

/s/ COLIN DICKINSON	December 11, 2024
Colin Dickinson	Date